Exhibit 99.2

COWEN ANNOUNCES MANDATORY CONVERSION OF SERIES A PREFERRED STOCK

NEW YORK, MARCH 1, 2023 - Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) today announced that TD Bank Group has completed the acquisition of Cowen. In connection with the completion of the acquisition, Cowen has  elected to cause all outstanding shares of its 5.625% Series A Cumulative Perpetual Convertible Preferred Stock (“Series A Preferred Stock”) to be automatically converted (the “Mandatory Conversion”) at a conversion rate of 39.4664, to be settled in cash for $1,539.19 per share of Series A Preferred Stock, in accordance with the certificate of designations of the Series A Preferred Stock (the “Certificate of Designations”); provided that the Mandatory Conversion shall not apply to shares of Series A Preferred Stock that holders have elected prior to the date hereof to voluntarily convert in accordance with Certificate of Designations. The conversion date of the Mandatory Conversion is March 1, 2023 (the “Mandatory Conversion Date”).  Dividends on shares of Series A Preferred Stock to be converted in connection with the Mandatory Conversion have ceased to accumulate as of the Mandatory Conversion Date. In accordance with the terms of the Certificate of Designations, the Series A Preferred Stock to be converted in connection with the Mandatory Conversion will be settled in cash on March 6, 2023.

About Cowen Inc.
Cowen is a diversified financial services firm that provides investment banking, research, sales and trading, prime brokerage, outsourced trading, global clearing, and commission management services. Cowen also has an investment management division which offers actively managed alternative investment products. Founded in 1918, Cowen is headquartered in New York and has offices worldwide.

Forward-Looking Statements
This communication contains certain forward-looking statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In some cases, you can identify these statements by forward-looking terms such as “may,” “might,” “will,” “would,” “could,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “possible,” “potential,” “intend,” “seek” or “continue,” the negative of these terms and other comparable terminology or similar expressions.

These forward-looking statements represent only Company’s beliefs regarding future events (many of which, by their nature, are inherently uncertain and beyond Company’s control) and are predictions only, based on Company’s current expectations and projections about future events.  There are important factors that could cause Company’s actual results, level of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.

In particular, you should consider the risks outlined under Item 1A - ”Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent reports Company files or has filed with the SEC.  Although the Company believes the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, level of activity, performance or achievements.  Moreover, none of the Company or any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements.  You should not rely upon forward-looking statements as predictions of future events.  These forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any of these forward-looking statements after the date they are made except to the extent required by applicable law.  Further disclosures that the Company makes on related subjects in additional filings with the SEC should be consulted.

Investor Relations Contact:
Steve Lasota, Chief Financial Officer
(212) 845-7919
Stephen.Lasota@cowen.com
Source:  Cowen Inc.